Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 16, 2015, with respect to the consolidated financial statements of Grant Company, Inc. as of December 31, 2013 and 2012 and for the years then ended included in the Current Report on Form 8-K of Nexstar Broadcasting Group, Inc. filed on January 21, 2015, which is incorporated by reference in this Registration Statement of Nexstar Media Group, Inc. (formerly Nexstar Broadcasting Group, Inc.) We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Nexstar Media Group, Inc.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

January 20, 2017